Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated March 7, 2014

Press Release

New York	March 7, 2014

Deutsche Asset & Wealth Management Reduces Redemption Size of Twelve ETNs

Deutsche Asset & Wealth Management today announced that it will reduce the redemption unit size on twelve of its commodity-based Exchange Traded Notes (ETNs). The redemption unit size will change from 200,000 ETNs to 5,000 ETNs. This change will be effective after the close of trading March 7, 2014.

As disclosed in the pricing supplements relating to the ETNs, the market value of ETNs may be influenced by, among other things, the levels of supply and demand for the ETNs and the liquidity of the ETNs. It is possible that the change described above may materially influence the liquidity and market value of the ETNs.

Investors considering any purchase or sale of the ETNs should be aware that the trading price of the ETNs on the exchange could be significantly different from their intraday indicative value, which is meant to approximate the intrinsic economic value of the ETNs, and be aware of the risks of buying at a premium or selling at a discount to the indicative value.

The following ETNs will be affected:

PowerShares DB Agriculture Double Short ETN	NYSE Arca: AGA
PowerShares DB Agriculture Double Long ETN	NYSE Arca: DAG
PowerShares DB Agriculture Short ETN	NYSE Arca: ADZ
PowerShares DB Agriculture Long ETN	NYSE Arca: AGF
PowerShares DB Commodity Double Short ETN	NYSE Arca: DEE
PowerShares DB Commodity Double Long ETN	NYSE Arca: DYY
PowerShares DB Commodity Short ETN	NYSE Arca: DDP
PowerShares DB Commodity Long ETN	NYSE Arca: DPU
PowerShares DB Base Metals Double Short ETN	NYSE Arca: BOM
PowerShares DB Base Metals Double Long ETN	NYSE Arca: BDD
PowerShares DB Base Metals Short ETN	NYSE Arca: BOS
PowerShares DB Base Metals Long ETN	NYSE Arca: BDG

For further information, please call:

Deutsche Bank AG
Press & Media Relations

Issued by press department of Deutsche Bank AG NY	https://www.db.com
60 Wall Street, New York, NY 10005	https://www.db.com/press
Phone +1212 250 7171	E-mail: press-media-relations.americas@db.com

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Renee Calabro
Phone: +1 (212) 250-5525
E-Mail: renee.calabro@db.com

Deutsche Bank AG has filed a registration statement (including a prospectus, prospectus supplement and pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and pricing supplement in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and pricing supplement if you so request by calling toll-free 1-877-369-4617.

Deutsche Asset & Wealth Management
With $1.28 trillion of assets under management (as of December 31, 2013), Deutsche Asset & Wealth Management¹ is one of the world's leading investment organizations. Deutsche Asset & Wealth Management offers individuals and institutions traditional and alternative investments across all major asset classes. It also provides tailored wealth management solutions and private banking services to high-net-worth individuals and family offices.

¹ Deutsche Asset & Wealth Management is the brand name of the Asset & Wealth Management division of the Deutsche Bank Group. The legal entities offering products or services under the Deutsche Asset & Wealth Management brand are listed in contracts, sales materials and other product information documents.

Issued by press department of Deutsche Bank AG NY	https://www.db.com
60 Wall Street, New York, NY 10005	https://www.db.com/press
Phone +1212 250 7171	E-mail: press-media-relations.americas@db.com
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